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                                                                      Exhibit 12

                              MERITAGE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           (In Thousands, Except Ratio of Earnings to Fixed Charges)

                                                                                                                Three Months
                                                                  Year ended December 31,                      ended March 31,
                                                 ----------------------------------------------------------   -----------------
                                                  2003          2002        2001        2000        1999       2004        2003
                                                  ----          ----        ----        ----        ----       ----        ----

COMPUTATION OF EARNINGS:

  Earnings before income taxes                  $151,460     $ 113,544    $ 82,954    $ 56,762    $ 32,214   $ 43,463    $ 25,606

  Add: fixed charges                              31,772        23,550      18,221      11,528       7,678      9,644       6,843
  Add: amortization of capitalized interest       22,287        19,259      13,303       9,171       5,036      6,682       4,031
  Less: interest capitalized                     (26,580)      (19,294)    (16,623)    (10,626)     (7,025)    (8,191)     (5,662)
                                                --------     ---------    --------    --------    --------     ------      ------
  EARNINGS, AS ADJUSTED:                        $178,939     $ 137,059    $ 97,855    $ 66,835    $ 37,903   $ 51,598    $ 30,318
                                                ========     =========    ========    ========    ========     ======      ======


COMPUTATION OF FIXED CHARGES:

  Interest expense, including amortization of
    deferred financing costs                    $   1,155    $    525    $     348    $     98    $     96   $    407    $    236
  Interest portion of rent expense (1)              4,037       3,731        1,250         804         557      1,046         945
  Capitalized interest                             26,580      19,294       16,623      10,626       7,025      8,191       5,662
                                                ---------    --------    ---------    --------    --------     ------      ------

  TOTAL FIXED CHARGES:                          $  31,772    $ 23,550    $  18,221    $ 11,528    $  7,678   $  9,644    $  6,843
                                                =========    ========    =========    ========    ========     ======      ======

RATIO OF EARNINGS TO FIXED CHARGES:                  5.63x       5.82x        5.37x       5.80x       4.94x      5.35x       4.50x
                                                =========    ========    =========    ========    ========     ======      ======

(1) Represents 50% of rental expense